UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 8, 2013

GOLD AND GEMSTONE MINING INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54700	98-0642269
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2144 Whitekirk Way, Draper, Utah	84020
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (801) 882-1179

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry Into Material Definitive Agreement

Effective February 8, 2013, our company entered into a collaboration agreement with Tell Mining Group (the “Tell Agreement”) for the exploration and development of mineral properties in Africa. Tell Mining is an active owner and developer of gold mining concessions in Ghana (the “Concessions”). Each Concession constitutes a separate mining project. The agreement contemplates the creation of a joint venture company in Ghana (the “JV Company”) for which our company and Tell Mining Group shall each hold 50% of the issued and outstanding ordinary shares of the JV Company. Our company is required to deposit $10,000 cash with Tell Mining prior to commencement of mining along with 15% of net profits once in production, paid quarterly per Concession. The term of the agreement is 5 years.

The foregoing description of the Tell Agreement is all qualified in its entirety by the contents of the agreement attached as an exhibit to this current report. Due to conditions precedent to closing, specifically the financial obligations required of our company, and the risk that these conditions precedent will not be satisfied, there is no assurance that our company will be able to close any of this agreement and acquire an interest in the properties.

Item 9.01	Financial Statements and Exhibits

10.1	Collaboration Agreement with Tell Mining Group dated February 8, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD AND GEMSTONE MINING INC.

/s/ Charmaine King
Charmaine King
President and Director

Date: February 12, 2013